Exhibit 99.1

MEDIA CONTACT:
Ted Gartner or Jessica Myers
Garmin International Inc.
Phone  | 913/397-8200
E-Mail | media.relations@garmin.com

Garmin® Announces Completion of the Acquisition of its
Swedish Distributor

CAYMAN ISLANDS/December 3, 2008/PR Newswire/ - Garmin Ltd. (NASDAQ: GRMN) announced today that it has completed the acquisition of Sportmanship International AB (“Sportmanship”), the distributor of Garmin’s consumer products in Sweden. The company is expected to be renamed Garmin Sweden AB and will retain its management, sales, marketing and supporting staff, consisting of approximately 28 people.

Dr. Min Kao, chairman and CEO of Garmin Ltd., said “We welcome the Sportmanship team into the Garmin family. Sportmanship has made Garmin the market leader in Sweden in portable navigation devices (PNDs) as well as the marine and outdoor markets. We expect the completion of this acquisition will enable us to further strengthen our position in the Nordic countries.”

Financial terms of the transaction were not released.

About Garmin Ltd.
The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 - most of which are enabled by GPS technology. Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin is a registered trademark of Garmin Ltd.

Notice on Forward-Looking Statements:
This release includes forward-looking statements regarding Garmin Ltd. and its business. Such statements are based on management’s current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 29, 2007 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s Form 10-K can be downloaded at www.garmin.com/aboutGarmin/invRelations/finReports.html. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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